Exhibit 99.1

In Major Step Toward Commercializing Self-Driving Technology, Aurora to Become a Public Company by Merging with Reinvent Technology Partners Y

Aurora expected to have $2.5 billion in cash at closing, raising nearly $2 billion from the transaction including a committed PIPE of $1 billion at a pre-transaction equity value of $11 billion

Next-generation self-driving technology and strategic partnerships across the transportation industry position Aurora to address the massive transportation market

Aurora is expected to launch its first autonomous product at the end of 2023

Positioned to capture both the trucking and passenger mobility market, Aurora is partnered with PACCAR, Volvo Group, Uber, and Toyota

Volvo Group, PACCAR, and Uber are also committed investors in PIPE

Up to four-year lock-up and price-based vesting on Reinvent’s founder shares and four-year lock-up for Aurora founders, directors, and certain material shareholders ensures long-term alignment

PITTSBURGH – July 15, 2021 – Aurora, the self-driving technology company, has entered into a definitive business combination agreement with Reinvent Technology Partners Y (“Reinvent”) (NASDAQ: RTPY), a special purpose acquisition company with the sponsor team that takes a “venture capital at scale” approach to investing. Upon closing of the proposed transaction, the combined company will be named Aurora Innovation, Inc. and be publicly traded, with its common stock expected to be listed on Nasdaq with the ticker symbol AUR.

Investors and Aurora partners have committed $1 billion in a PIPE and the proposed transaction represents an equity value of $11 billion for Aurora. Investors in the PIPE include Baillie Gifford, funds and accounts managed by Counterpoint Global (Morgan Stanley), funds and accounts advised by T. Rowe Price Associates, Inc., PRIMECAP Management Company, Reinvent Capital, XN, Fidelity Management and Research LLC, Canada Pension Plan Investment Board, Index Ventures, and Sequoia Capital, as well as strategic investments from Uber, PACCAR, and Volvo Group.

Leadership with Unparalleled Self-Driving Experience

Founded in 2017 by self-driving luminaries Sterling Anderson, Drew Bagnell, and Chris Urmson, Aurora is on a mission to deliver the benefits of self-driving technology safely, quickly, and broadly. Led by a management team with deep technical and industry experience, the approximately 1,600 Aurora employees are developing next-generation technology and building the business to bring it to market at scale.

“Our goal at Aurora is to make the movement of goods and people more equitable, productive, dependable, and—crucially—much safer than it is today,” said Chris Urmson, Co-Founder and Chief Executive Officer of Aurora. “By combining with Reinvent and with this incredible group of investors, we are even closer to deploying self-driving vehicles and delivering the benefits this technology offers the world.”

“We believe Aurora will be the first to commercialize self-driving technology at scale for the U.S. trucking and passenger transportation markets based on its industry-leading team, technology and partnerships,” said Mark Pincus, Co-Founder and Director of Reinvent Technology Partners Y.

Next-Generation Technology Built for Scale

The Aurora Driver is being developed as an L4 autonomous driver system that’s designed to power multiple vehicle types, from passenger sedans to Class 8 trucks, to move safely and efficiently through the world without a human driver. Aurora’s industry-defining technology was developed to accelerate progress toward the wide-scale deployment of the Aurora Driver. Aurora’s technical investments across the self-driving stack are extensive, and include for example, its holistically designed and deeply integrated hardware and software, including its long-range, multi-modal sensing suite with FirstLight Lidar. Other examples include its robust Virtual Testing Suite, next-generation approaches to perception and decision-making, and its HD mapping system, the Aurora Atlas.

Rapid Market Entry with Strategic Partnerships

Aurora expects to launch first in trucking, a $700 billion market with attractive unit economics, in late 2023. Leveraging the self-driving capabilities matured in trucking, Aurora is expecting to rapidly expand into adjacent verticals including last-mile delivery and ride-hailing.

Delivered as a service, and built for scale, the Aurora Driver is positioned to address the industry’s most compelling opportunities in the enormous $9.4 trillion global trucking, last-mile delivery, and ride-hailing market. Aurora is working to increase access to transportation, increase the speed and efficiency of moving goods, and make the movement of goods and people safer.

Aurora’s truck manufacturing partners, Volvo Group (which includes Volvo Autonomous Solutions) and PACCAR (which includes the Peterbilt and Kenworth brands) collectively represent approximately 50 percent of the Class 8 trucks sold in the U.S. market. As long-term committed partners, Volvo and PACCAR will help accelerate the development, validation, and deployment of self-driving trucks. Aurora is also expected to scale rapidly in passenger mobility with the support of Toyota, the world’s #1 OEM supplier, and Uber, the largest ride-hailing network globally by market-cap.

Maximizing Alignment, Transaction Agreement Includes Up to Four Year Lock-up

Reinvent believes in structuring its transactions to ensure long-term alignment with the companies in which it invests. Consistent with this approach, Reinvent and Aurora have agreed to a lock-up on founder shares held by Reinvent’s sponsor and its directors for up to four years. Certain major stockholders, key executives and board members of Aurora have agreed to a similar lock-up on their shares and priced-based vesting for Reinvent sponsor shares.

The proposed transaction has been unanimously approved by the transaction committee of Reinvent and the board of directors of Aurora. Reinvent formed the transaction committee, consisting of all of the members of its board of directors other than Karen Francis, to evaluate and make any decision on behalf of the full board of directors with respect to a proposed transaction with Aurora. Ms. Francis, who is also a director of TuSimple, is not a member of the transaction committee, was not permitted to attend any sessions of the transaction committee, and has recused herself from discussions of Reinvent’s board of directors about the proposed transaction and voting on matters related to the proposed transaction. Reid Hoffman, LinkedIn Co-Founder, a non-voting observer on Reinvent’s board of directors and a member of Aurora’s board of directors, is not a member of the transaction committee, was not permitted to attend any sessions of the transaction committee, and has recused himself from discussions and decisions of Reinvent’s board about the proposed transaction. Mr. Hoffman also recused himself from discussions of Aurora’s board of directors and management about the proposed transaction and from voting on matters related to the proposed transaction.

The proposed transaction is expected to close in the second half of 2021, subject to the satisfaction of customary closing conditions, including the approval of shareholders of Reinvent and the stockholders of Aurora. Following the closing of the proposed transaction, Aurora expects that Mr. Hoffman will remain a member of its board of directors.

The pro forma implied market capitalization of the combined company is $13 billion, at the $10.00 per share PIPE subscription price and assuming no public shareholders of Reinvent exercise their redemption rights. The combined company is expected to have approximately $2.5 billion in cash at closing, including up to approximately $977.5 million of cash held in Reinvent’s trust account from its initial public offering which closed on March 18, 2021, assuming no public shareholders of Reinvent exercise their redemption rights. The proposed transaction is also supported by $1 billion PIPE at $10 per share. Investors include funds and accounts managed by Counterpoint Global (Morgan Stanley), PRIMECAP Management Company and XN, Baillie Gifford, funds and accounts advised by T. Rowe Price Associates, Inc., Fidelity Management & Research Company LLC, Canada Pension Plan Investment Board, Reinvent Capital, Index Ventures, Sequoia Capital, Uber, PACCAR, and Volvo Group.

Existing Aurora stockholders are expected to own approximately 84 percent of the pro forma combined company following the close of the proposed transaction.

Additional information about the proposed transaction, including a copy of the merger agreement and investor presentation, has been provided in a Current Report on Form 8-K filed by Reinvent today with the Securities and Exchange Commission (SEC) and available at www.sec.gov. In addition, Reinvent intends to file a registration statement on Form S-4 with the SEC, which will include a proxy statement/prospectus, and will file other documents regarding the proposed transaction with the SEC.

Advisors

Allen & Company LLC is serving as financial advisor to Aurora and Wilson Sonsini Goodrich & Rosati, P.C. is acting as its legal counsel. Goldman Sachs & Co. LLC is acting as exclusive financial advisor to Reinvent and as the sole placement agent on the PIPE transaction, and Skadden, Arps, Slate, Meagher & Flom LLP is serving as legal counsel to Reinvent. Sullivan & Cromwell LLP served as legal counsel to the placement agent. Houlihan Lokey Capital, Inc. is serving as financial advisor to the Reinvent transaction committee.

Fireside Chat, Webcast and Presentation Information

Chris Urmson, Sterling Anderson, Co-Founder and Chief Product Officer of Aurora, Mark Pincus and Michael Thompson, CEO and CFO of Reinvent will host a fireside chat with former Fast Company editor Bob Safian to discuss the proposed transaction July 15, 2021, at 11:00 am. ET / 8:00 a.m. PT. A webcast of the fireside chat, along with a detailed investor presentation, will be available at aurora.tech/ir.

A replay will be available and can be accessed via the webcast link found in the investor relations section of the Aurora website. The investor presentation will be available on the Aurora website at aurora.tech/ir and at https://y.reinventtechnologypartners.com/investor-relations. Additionally, Reinvent will file the investor presentation with the SEC as an exhibit to a Current Report on Form 8-K, which is available on the SEC’s website at www.sec.gov.

About Aurora

Founded in 2017 by experts in the self-driving industry, Aurora is on a mission to deliver the benefits of self-driving technology safely, quickly, and broadly. To move both people and goods, the company is building the Aurora Driver, a platform that brings together software, hardware and data services to autonomously operate passenger vehicles, light commercial vehicles, and heavy-duty trucks. Aurora is backed by Sequoia Capital, Baillie Gifford, funds and accounts advised by T. Rowe Price Associates, among others, and is partnered with industry leaders including Toyota, Uber, Volvo, and PACCAR. Aurora tests its vehicles in the Bay Area, Pittsburgh, and Dallas. The company has offices in those areas as well as in Bozeman, MT; Seattle, WA; Louisville, CO; and Wixom, MI. To learn more, visit www.aurora.tech.

About Reinvent Technology Partners Y

Reinvent Technology Partners Y is a special purpose acquisition company led by Mark Pincus, Michael Thompson, and Reid Hoffman. Reinvent Technology Partners Y was formed to support a technology business to innovate and achieve entrepreneurship at scale by leveraging its team’s operating experience as founders of iconic technology companies, their experience building companies as advisors and board members, and the capital raised in its initial public offering.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the federal securities laws with respect to the proposed transaction between Reinvent and Aurora. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “continue,” “likely,” and similar expressions. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this press release, including but not limited to: (i) the risk that the proposed transaction may not be completed in a timely manner or at all, which may adversely affect the price of Reinvent’s securities, (ii) the risk that the proposed transaction may not be completed by Reinvent’s business combination deadline and the potential failure to obtain an extension of the business combination deadline if sought by Reinvent, (iii) the failure to satisfy the conditions to the consummation of the proposed transaction, including the adoption of the Agreement and Plan of Merger, dated as of July 14, 2021 (the “Merger Agreement”), by and among Reinvent, Aurora and Reinvent Merger Sub Inc., a Delaware corporation and a direct wholly owned subsidiary of

Reinvent, by the shareholders of Reinvent, the satisfaction of the minimum cash condition following redemptions by Reinvent’s public shareholders and the receipt of certain governmental and regulatory approvals, (iv) the inability to complete the PIPE investment in connection with the proposed transaction, (v) the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement, (vi) the effect of the announcement or pendency of the proposed transaction on Aurora’s business relationships, operating results and business generally, (vii) risks that the proposed transaction disrupts current plans and operations of Aurora and potential difficulties in Aurora employee retention as a result of the proposed transaction, (viii) the outcome of any legal proceedings or other disputes that may be instituted against Aurora or against Reinvent related to the Merger Agreement or the proposed transaction or otherwise, (ix) the ability to maintain the listing of Reinvent’s securities on a national securities exchange, (x) the price of Reinvent’s securities may be volatile due to a variety of factors, including changes in the competitive and highly regulated industries in which Reinvent plans to operate or Aurora operates, variations in operating performance across competitors, changes in laws and regulations affecting Reinvent’s or Aurora’s business and changes in the combined capital structure, (xi) the ability to implement business plans, forecasts, and other expectations after the completion of the proposed transaction, and identify and realize additional opportunities, and (xii) the risk of downturns and a changing regulatory landscape in the highly competitive self-driving industry. The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties described in the “Risk Factors” section of Reinvent’s registration statement on Form S-1 (File No. 333-253075), its Quarterly Report on Form 10-Q for the period ended March 31, 2021, the registration statement on Form S-4 discussed below and other documents filed by Reinvent from time to time with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and Reinvent and Aurora assume no obligation and do not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise. Neither Reinvent nor Aurora gives any assurance that either Reinvent or Aurora or the combined company will achieve its expectations.

Additional Information and Where to Find It

This Press Release relates to a proposed transaction between Reinvent and Aurora. This Press Release is not a proxy, consent or authorization with respect to any securities or in respect of the proposed transaction and does not constitute an offer to sell or exchange, or the solicitation of an offer to buy or exchange, any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, sale or exchange would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. Reinvent intends to file a registration statement on Form S-4 with the SEC, which will include a preliminary prospectus and proxy statement of Reinvent, referred to as a proxy statement/prospectus. A final proxy statement/prospectus will be sent to all Reinvent shareholders. Reinvent also will file other documents regarding the proposed transaction with the SEC. Before making any voting or investment decision, investors and security holders of Reinvent are urged to read the registration statement, the proxy statement/prospectus and all other relevant documents filed or that will be filed with the SEC in connection with the proposed transaction because they will contain important information about the proposed transaction.

Investors and security holders will be able to obtain free copies of the registration statement, the proxy statement/prospectus and all other relevant documents filed or that will be filed with the SEC by Reinvent through the website maintained by the SEC at www.sec.gov.

The documents filed by Reinvent with the SEC also may be obtained free of charge at Reinvent’s website at https://y.reinventtechnologypartners.com or upon written request to 215 Park Avenue, Floor 11 New York, NY.

Participants in the Solicitation

Reinvent and Aurora and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from Reinvent’s shareholders in connection with the proposed transaction. A list of the names of the directors and executive officers of Reinvent and Aurora and information regarding their interests in the business combination will be contained in the proxy statement/prospectus when available. You may obtain free copies of these documents as described in the preceding paragraph.

Aurora Contact:

Khobi Brooklyn

press@aurora.tech

Aurora b-roll: aurora.tech/press

Reinvent Contacts:

Scott Bisang / Tim Ragones / Adam Pollack

Joele Frank, Wilkinson Brimmer Katcher (for Reinvent Technology Partners Y)

212-355-4449